Exhibit 10.27


                            Factory 2-U Stores, Inc.
                        2004 Key Employee Emergence Plan

         On January 13, 2004, in order to implement an operational and financial restructuring, Factory 2-U Stores, Inc. (the "Company") voluntarily filed a petition under chapter 11 of the United States Bankruptcy Code with the United States Bankruptcy Court in the District of Delaware (the "Bankruptcy Court"). In order to maintain consistently effective, high quality senior management during the reorganization of Company, and to reward several key employees for managing the affairs of the Company through the reorganization process, the Board of Directors of the Company has determined that it is in the best interest of the estate to develop and implement a plan for fairly compensating the members of the executive committee for the valuable services provided during the reorganization. This Key Employee Emergence Plan (the "Emergence Plan") is subject to Bankruptcy Court approval.

         1. Potential Participants
            ----------------------
         The only participants in the Emergence Plan are the four members of the executive committee and any successors: (i) Norman G. Plotkin, Chief Executive Officer (the "CEO"), (ii) the person to fill the position of Executive Vice President and Chief Operating Officer (the "COO"), if any, (iii) A.J. Nepa, Executive Vice President, Merchandising (the "EVP," and together with the COO, the "EVPs"), and (iv) Norman Dowling, Chief Financial Officer (the "CFO"). The CEO, the EVPs, the CFO and their successors are referred to collectively as the "Participants."

         2. Definition of "EBITDAR"
            -----------------------
         For the purpose of the Emergence Plan, earnings before interest, taxes, depreciation, amortization, and reorganization charges ("EBITDAR") shall be determined as set forth in this paragraph. EBITDAR shall be determined by the Company's then independent accountants as promptly as practicable after the effective date under a confirmed plan of reorganization for the Company (the "Effective Date"). The independent accountants shall use audited financial statements to determine EBITDAR, however, if the Effective Date shall be other than within the 60 day period following the end of the fiscal year, then the calculation of EBITDAR shall be subject to agreed-upon procedures performed by the auditors as applied to the internal unaudited financial statements ("Agreed Upon Procedures"). In any event, in determining EBITDAR, all costs associated with the relocation of the corporate offices in San Diego County shall not be applied as a reorganization charge. In determining EBITDAR, the reorganization charges to be applied shall include, but not be limited to, any and all of the following:

         (i) professional fees and expenses (to the extent related to the reorganization matters), including fees and expenses of:

                  (a) the Company's corporate and bankruptcy attorneys, financial advisors and attorneys and advisors for the Board of Directors;

                  (b) real estate consultants (and specifically including any commissions incurred);

                  (c) claims management administrator;

                  (d) expert witnesses; and

                  (e) attorneys and financial advisors for the committee of unsecured creditors (the "Creditors Committee") and for any other committee formed by the Office of the United States Trustee;

         (ii) gains, losses, costs and expenses related to store closings and conducting going-out-of-business sales, including, without limitation:

                  (a) gain or loss on the sale of inventory;

                  (b) gain or loss on the sale, disposal or write off of fixed assets;

                  (c) physical inventory taking service fees;

                  (d) expenses and expense reimbursements associated with the closing stores during and after the sale period; and

                  (e) closing store expenses in excess of reimbursed expenses;

         (iii) secured, unsecured and priority claims in excess of pre-petition stated balances;

         (iv) travel expenses incurred by the Company and its employees related to reorganization matters, including, without limitation, attendance at Bankruptcy Court hearings, committee meetings and trade meetings;

         (v) United States Trustee fees;

         (vi) fees, costs and expenses related to the Debtor In Possession financing, refinancing or emergence financing; and

         (vii) any other income or costs properly characterized as restructuring costs under GAAP SOP 90-7 or otherwise, including, but not limited to, any costs associated with the Severance Plan, the Retention Plan and the Emergence Plan and any costs associated with the issuance of stock options under the Emergence Plan.

         3. Cash Component of Emergence Award
            ---------------------------------
         The amount of the cash component of the Emergence Award to be paid to the Participants will be dependent upon the amount of EBITDAR generated by the Company during the Company's fiscal year 2004, which fiscal year ends on January 29, 2005, but if the Effective Date were to occur on or after March 15, 2005, then the EBITDAR generated by the Company during the rolling twelve month period ending on the last day of the month in which the Effective Date occurs (the "Measurement Period").

         A. If, during the Measurement Period, the Company generates EBITDAR of $6.0 million or less, but at least $1.0 million, then the CEO and the EVPs shall each receive a cash payment of $42 thousand, and the CFO shall receive a cash payment of $25 thousand.

         B. If, during the Measurement Period, the Company generates EBITDAR of $9.0 million or less, but at least $6.0 million, then the CEO and the EVPs shall each receive an additional cash payment of $69 thousand, and the CFO shall receive an additional cash payment of $42 thousand. In that circumstance, the CEO and the EVPs will each have received cash totaling $111 thousand, and the CFO will have received cash totaling $67 thousand.

         C. If, during the Measurement Period, the Company generates EBITDAR of more than $9.0 million, then the CEO and the EVPs shall each receive (i) an additional cash payment of $97 thousand, and (ii) an additional sum equal to 2.25% of the amount by which EBITDAR exceeds $9.0 million, and the CFO shall receive (i) an additional cash payment of $58 thousand and (ii) an additional sum equal to 1.25% of the amount by which EBITDAR exceeds $9.0 million. If EBITDAR were to be $9.0 million, the CEO and the EVPs will each have received cash totaling $208 thousand, and the CFO will have received cash totaling $125 thousand.

         4. Non-cash Component of Emergence Award
            -------------------------------------
         A. If, on the Effective Date, the Company emerges from the reorganization process with publicly traded common stock, or common stock the majority of which is subject to registration rights, then the CEO and the EVPs shall each receive, in addition to the cash component, the "Option Alternative" consisting of options to acquire shares in the reorganized Company equal to 1.4% of the issued and outstanding stock and the CFO shall receive options to acquire shares in the reorganized Company equal to 0.8% of the issued and outstanding stock (collectively, the "Issuance Allocation"), each on a fully diluted basis, assuming the exercise of all options, warrants and other securities convertible into or exchangeable for common stock.

         If the Equity Threshold (as defined below) is met, as an alternative to the Option Alternative, each Participant may, at any time before the Effective Date and at such Participant's sole election, choose the "Stock and Option Alternative" consisting of a grant of (i) unrestricted fully vested common stock in the same percentages and proportion as the Issuance Allocation, and (ii) options to acquire additional shares of stock equal to 40% of the Issuance Allocation granted to the selecting Participant (i.e., an additional 2% of the authorized stock of the reorganized Company if each Participant were to select the Stock and Option Alternative) on a fully diluted basis, assuming the exercise of all options, warrants and other securities convertible into or exchangeable for common stock. The "Equity Threshold" is met if the enterprise value of the Company's business (the "Enterprise Value"), as of the date of entry of the order confirming the chapter 11 plan, less (i) the outstanding balance on the DIP revolver (without including any outstanding letters of credit), and (ii) all applied-for and unpaid professional fees and costs, exceeds the lesser of: (A) $57 million; (B) such other amount as may be agreed upon by the Company and the Creditors Committee; (C) if the Company elects, the sum of all allowed and disputed claims asserted against the Company as of the Effective Date; and (D) if the Company so elects, the sum of all allowed claims and the amount of all disputed claims as determined by the Bankruptcy Court in an order entered after estimation of such claims for such purpose only. The Enterprise Value shall be (i) agreed to between the Company and the Creditors Committee and filed with the Bankruptcy Court on or before the Effective Date, or (ii) determined by a suitable expert in business valuation acceptable to both the Company and the Creditors Committee, or, if no such expert is mutually acceptable, then the Company and the Creditors Committee shall each select a suitable expert and those two experts shall select a third business valuation expert who shall make the determination of Enterprise Value without consulting the other two experts. If the business valuation expert shall state his or her opinion of Enterprise Value in the form of a range, the midpoint of that range shall be used as the Enterprise Value.

         Whether the options are granted under the Option Alternative or the Stock and Option Alternative, upon exercise of the options by, and upon grant of any common stock to, one or more of the Participants, the Company shall use commercially reasonable efforts to assure that the common stock acquired shall be exempt from the registration requirements of Section 5 of the Securities Act of 1933, as amended, and any state or local laws requiring registration pursuant the provisions of section 1145 of the Bankruptcy Code (11 U.S.C. ss.1145) such that the securities shall be freely tradable without any restrictions. All options granted under this Emergence Plan shall be (i) fully vested as of the date of the grant, (ii) exercisable at the Exercise Price (as defined below) for a term of 10 years from the date of the grant, and (iii) contain such other terms and conditions as are usual and customary in the circumstances.

         If, at the time of confirmation of the chapter 11 plan, the Bankruptcy Court determines the "fair market value" of the common stock of the reorganized Company, then the term "Exercise Price" for the options shall mean that fair market value of the common stock of the reorganized Company. If, however, the Bankruptcy Court does not make such a finding, then "Exercise Price" shall mean the fair market value of the common stock of the reorganized Company as determined by the Board of Directors, giving due consideration to all relevant factors, including, without limitation, (i) any evidence considered by the Bankruptcy Court that reflects the value of the Company's business, (ii) valuations, if any, from the Company's advisors related to the value of the business of the Company, whether or not taken into evidence by the Bankruptcy Court, provided that the Company shall not be required to obtain any such valuations, (iii) the average of the closing prices for the common stock of the reorganized Company for the last 20 trading days (or such other period as the Board of Directors may deem reasonable) if, after the Effective Date, the reorganized Company's common stock is publicly traded on a nationally recognized exchange or market, and (iv) any other relevant information reasonably available to the Board of Directors.

         B. If, on the Effective Date, the Company emerges from reorganization as a privately-held business (whether a stock corporation, limited liability company, limited partnership, or otherwise) each of the Participants shall receive, in addition to the cash component of the Emergence Award, options to acquire shares of stock in the reorganized Company or comparable evidence of ownership in the reorganized business in the Issuance Allocation and at the same price as if the reorganized Company were a publicly traded company and section 4A were to apply.

         In that event, the options shall provide that, at any time before the exercise of the options, each Participant shall have the right to cause the reorganized Company to repurchase such Participant's options at a price equal to the Exercise Price for the options and the reorganized Company shall have the right to repurchase all of the options from any or all of the Participants at a price equal to 150% of the Exercise Price for such options and in any event, upon such other terms and conditions as are usual and customary in the circumstances.

         The Company shall use its best efforts to assure that the common stock acquired by any Participant of such options shall enjoy (i) "drag along," and "tag along" rights, and (ii) "piggy back" registration rights under any registration rights or similar agreement entered into by the Company, and in each such event, upon such terms and conditions as are usual and customary in the circumstances.

         C. If, on or before the Effective Date, all or substantially all of the Company's assets are sold, whether pursuant to section 363 of the Bankruptcy Code or under a chapter 11 plan (a "Sale"), then, in lieu of the non-cash component of the Emergence Award, the Participants shall receive cash in an amount determined by applying the formula set forth, and in the same proportions specified, in paragraphs 3A, 3B and 3C; provided, however, that instead of calculating EBITDAR during the Measurement Period, it shall be conclusively assumed that the gross Sale price was based upon a multiple of five times EBITDAR. By way of example, if the Sale were at a gross price of $35 million, then each of the Participants will receive cash payments in the amounts that would have been paid had the actual EBITDAR during the Measurement Period been $7.0 million, meaning the payment amounts set forth in paragraph 3B.

         In addition, if the net proceeds realized from a Sale are greater than is necessary to pay or otherwise satisfy in full all allowed claims against the Company ("Excess Cash"), then the Participants shall receive additional cash payments equal to five percent (5%) of the Excess Cash that would otherwise be available for distribution to holders of allowed pre-petition common stock interests of the Company. Each of the CEO and the EVPs shall receive cash equal to 1.4% of the Excess Cash, and the CFO shall receive 0.8% of the Excess Cash.

         5. Conditions for Emergence Payments
            ---------------------------------
         A. The affected employee is employed by the Company on the date of entry of the order by the Bankruptcy Court approving the Emergence Plan or thereafter fills a vacancy in an eligible position.

         B. Continued uninterrupted full time employment by the Company of the affected employee through the date and time of payment for each of the payments.

         C. Payments shall be made net of all required federal and state withholding taxes and similar required withholdings, as applicable.

         D. Confirmation of a chapter 11 plan for the Company and the occurrence of the Effective Date, except for any Emergence Award under paragraph 4C.

         6. Time for Payment
            ----------------
         On the Effective Date, the Participants shall each receive cash in the amount equal to 60% of the total cash component in paragraph 3 based upon the internal unaudited financial statements. The remaining 40% of the cash component shall be paid within 5 business days of the completion by the auditors of the Agreed Upon Procedures.

         Any payment set forth under paragraph 4C shall be paid in full within five (5) business days after the close of the Sale.

         7. Priority of Payment Obligations
            -------------------------------
         Payments to be made under the Emergence Plan shall be entitled to priority under section 503(b) of the Bankruptcy Code as an administrative priority, and shall be due and owing no later than the Effective Date, except as otherwise provided for in the Emergence Plan. If any payment under the Emergence Plan to be made after the Effective Date is not made as and when due, and the affected employee employs counsel in order to assert his or her rights with respect to the payment, then, in addition to the payment under the Emergence Plan, the Company, and any successor obligated to perform under the Emergence Plan, shall reimburse the affected employee all reasonable attorneys fees and costs incurred in successfully asserting such rights.

         8. Miscellaneous
            -------------
         All rights under the Emergence Plan shall at all times be entirely unfunded, and no provision shall at any time be made with respect to segregating any assets of the Company for payment of any amounts due under the Emergence Plan. Any payments under the Emergence Plan shall be made from the general assets of the Company as and when due.

         If, on the date a payment is due under the Emergence Plan, one or more of the Participants is no longer employed by the Company, than the Board of Directors may, after consultation with the Creditors Committee, and without any further court approval, reallocate to the remaining Participants, that portion of the cash and non-cash components of the Emergence Award that would otherwise have been allocated to the former Participant.

         No member of the Board of Directors of the Company, nor any officer or employee of the Company shall be personally liable if the Company is unable to make any of the payments provided for in the Emergence Plan for any reason, including, without limitation, lack of funding or financing, legal prohibition, or failure to obtain required consents.

         Nothing contained in the Emergence Plan shall be construed to be an employment contract between a Participant in the Emergence Plan and the Company.

         No interest of any Participant in the Emergence Plan, or any right to receive any payment hereunder, shall be subject to any manner of sale, transfer, assignment, pledge, attachment, garnishment, or other alienation or encumbrance of any kind, nor may such interest or right to receive a payment be taken, voluntarily or involuntarily, for the satisfaction of the obligation of, or other claims against, any Participant, including claims for alimony, support, separate maintenance, and claims in bankruptcy cases.
The Board of Directors of the Company shall have the right to amend the Emergence Plan from time to time and may terminate the Emergence Plan at any time; provided, however, that no amendment may be made to the Emergence Plan and no termination of the Emergence Plan may be effective until the later of (i) one year after the Effective Date, and (ii) delivery of written notice of intent to amend or terminate the Emergence Plan has been given to all Participants and one year has elapsed from the time that notice was provided.



         Approved by the Board of Directors of the Company on March 16, 2004


         By:  /s/Susan M. Skrokov
              -------------------
              Susan M. Skrokov, Secretary